BellSouth to Adjust Accrual for Reciprocal Compensation



ATLANTA - July 10, 2001 - BellSouth Corporation (NYSE: BLS) stated today that it is adjusting its accrual for prior claims from competitive local exchange carriers regarding reciprocal compensation for ISP traffic. The adjustment reflects the company's current estimate of its liability for these claims.

The Company indicated it would take a charge to earnings of approximately $90M or five cents per share in the second quarter.

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About BellSouth Corporation

BellSouth Corporation is a Fortune 100 communications services company headquartered in Atlanta, GA, serving more than 45 million customers in the United States and 16 other countries. Consistently recognized for customer satisfaction, BellSouth provides a full array of broadband data and e-commerce solutions to business customers, including Web hosting and other Internet services. In the residential market, BellSouth offers DSL high-speed Internet access, advanced voice features and other services. BellSouth also provides online and directory advertising services, including BellSouth(R) Real PagesSM.com. BellSouth owns 40 percent of Cingular Wireless, the nation's second largest wireless company, which provides innovative wireless data and voice services.


Safe Harbor

In addition to historical information, this document contains statements regarding our beliefs, expectations, intentions or strategies for future events and financial trends, which may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Factors that could affect future results and could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (i) changes in U.S. or foreign laws or regulations, or in their interpretation; (ii) the outcome of pending litigation; and (iii) those factors contained in BellSouth's periodic filings with the SEC. The forward-looking information in this document is given as of this date only, and BellSouth assumes no duty to update this information.